11 Good Energy Sciences, Inc.

4450 Belden village Street N.W., Suite 800

Canton, OH 44718

August 31, 2011

Mario Larach, as the Sellers’ Representative

3525-723 Del Mar Heights Rd.

San Diego, CA 92130-2122

Re: Stock Purchase Agreement dated July 11, 2011 (the “Agreement”), by and among 11 Good Energy, Inc., a Delaware corporation (“Parent”), 11 Good Energy Sciences, Inc, a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), Kai BioEnergy Corp., a Hawaiian corporation (“Company”) and the Company’s stockholders, namely, Mario Larach and Frank Infelise (such stockholders, collectively, the “Sellers”).

Gentlemen:

Currently, by way of extensions provided for in the letter executed between Buyer and Company on August 5, 2011, the Closing Date in section 2.1 (b) of the aboved captioned Agreement is August 31, 2011 (the “Closing Date”) and the reference contained in section 8.1(b) of the above captioned Agreement is also August 31, 2011 (the “Termination Date”). On or before the close of business on September 7, 2011, Buyer shall wire (or arrange for a third party to wire on its behalf) to the Company a fee of $108,000 in consideration of an extension of the Closing Date and Termination Date until the close of business in September 7, 2011. The fee shall be non-refundable, but in the event the closing occurs on or before the Closing Date, the fee paid shall be fully credited towards the $1.1 million requirement contained in section 2.3 of the Agreement. All other terms and conditions of the Agreement remain unchanged.

11 GOOD ENERGY SCIENCES, INC.

By:	/s/ Gary R. Smith
Gary R. Smith, COO

Sellers’ Representative

By:	/s/ Mario Larach
Mario Larach, as Seller’s Representative